UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report –December 11, 2006

(Date of earliest event reported)

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1735 Market Street, Suite LL, Philadelphia, PA 19103-7583

(Address of principal executive offices)

(215) 977-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On December 11, 2006, Sunoco, Inc. (the “Company”) entered into a Terms Agreement to sell $400 million aggregate principal amount of its 5.75% Notes due January 15, 2017 (the “Notes”). The offering of the Notes closed on December 14, 2006. The Company received net proceeds of approximately $396 million from this offering, after offering expenses. The Company expects to use these proceeds for payment of short-term debt, and for working capital and general corporate purposes. Pending these uses, the net proceeds may be invested in cash and cash equivalents or short-term investments.

The Company will pay interest on the Notes on January 15 and July 15 of each year, commencing on July 15, 2007. The Notes will mature on January 15, 2017 and are redeemable, in whole or in part, at any time and from time to time under the terms provided in the indenture described below. The Notes will be issued under an indenture with Citibank, N.A., as trustee, dated June 30, 2000.

The Amended and Restated Underwriting Agreement under which the Company sold the Notes, as well as the Terms Agreement, are filed as exhibits to this current report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Amended and Restated Underwriting Agreement dated December 11, 2006.

1.2	Terms Agreement dated December 11, 2006 by and among the Company and the Underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 15, 2006	SUNOCO, INC.

	By:	/s/ Joseph P. Krott
Joseph P. Krott
Comptroller
(Principal Accounting Officer)